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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the incorporation of our report dated February 20, 2001, (except with respect to the matter discussed in Note 16 as to which the date is March 16, 2001) included in this Form 10-K into previously filed registration statements on Form S-4 (Registration Statement File Nos. 333-46730 and 333-94373), on Form S-3 (Registration Statement File No. 333-41308), and on Form S-8 (Registration File Nos. 333-82245 and 333-46734). It should be noted that we have not audited any financial statements of the company subsequent to December 31, 2000 or performed any audit procedures subsequent to the date of our report.

Arthur Andersen LLP

West Palm Beach, Florida,
March 29, 2001.